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Exhibit 99.1

XYRATEX GROUP LIMITED

SCHEDULE II—VALUATION AND

QUALIFYING ACCOUNTS AND RESERVES

	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions	Balance at end of period
	(US dollars in thousands)
Year ended November 30, 2003:
Deferred tax valuation allowance	$16,168	$—	$(11,898)	$—	$4,270
Warranty provision	$920	$1,291	—	$(980)	$1,231
Allowance for doubtful accounts	$583	$22	—	$(234)	$371
Year ended November 30, 2002:
Deferred tax valuation allowance	$11,659	—	$4,509	—	$16,168
Warranty provision	$560	$920	—	$(560)	$920
Allowance for doubtful accounts	$327	$540	—	$(284)	$583
Year ended November 30, 2001:
Deferred tax valuation allowance	$7,323	—	$4,336	—	$11,659
Warranty provision	$541	$560	—	$(541)	$560
Allowance for doubtful accounts	$675	$(30)	—	$(318)	$327

The above information relates to the continuing operations of the Company.

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  Exhibit 99.1
XYRATEX GROUP LIMITED SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES